Exhibit 10.8.d
FOURTH AMENDMENT OF
FMC TECHNOLOGIES, INC. EMPLOYEES’ RETIREMENT PROGRAM
PART I SALARIED AND NONUNION HOURLY EMPLOYEES’ RETIREMENT PLAN
WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Employees’ Retirement Program Part I Salaried and Nonunion Hourly Employees’ Retirement Plan, as amended and restated effective January 1, 2013 (the “Plan”);
WHEREAS, the Company now deems it necessary and desirable to amend the Plan to provide for the full vesting of the accrued benefits of participants who cease to be employees of the Company effective December 31, 2015, as a result of the transfer of employment from FMC Technologies, Inc. to Forsys Subsea Limited (a 50/50 joint venture), effective December 31, 2015; and
WHEREAS, this Fourth Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;
NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Company under Section 11.1 Plan Amendment or Termination of the Plan, the Plan is hereby amended as follows, effective as of December 31, 2015:

•Section 4.1 of the Plan is hereby amended to add the following sentence to the end thereto to read as follows:

Notwithstanding any other provision of the Plan, effective December 31, 2015, the accrued benefit of any Participant who ceased to be an employee of the Company effective as of December 31, 2015 as a result of the transfer of employment from FMC Technologies, Inc. to Forsys Subsea Limited, effective December 31, 2015, shall at all times be fully vested.
IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 18th day of December, 2015.
FMC Technologies, Inc.

By: /s/ Mark J. Scott
Its: VP, Administration